SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of Lone Star Gold, Inc. (formerly Keyser Resources Inc.) of our report dated April 12, 2010 on our audit of the financial statements of Lone Star Gold, Inc. (formerly Keyser Resources Inc.) as of December 31, 2009 and the related statements of operations, stockholders’ equity and cash flows for the period since inception on November 26, 2007 through December 31, 2009, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

July 11, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351